Exhibit 99.1

First Citizens National Bank to Purchase Elmira Savings Bank Branch in Mansfield, Pennsylvania

ELMIRA, NY and MANSFIELD, PA, September 17, 2008 -- Elmira Savings Bank, FSB (NASDAQ: ESBK) and Citizens Financial Services, Inc. (OTCBB: CZFS), the holding company of First Citizens National Bank, today announced a definitive agreement for First Citizens National Bank to purchase the Elmira Savings Bank branch office located at 1485 South Main Street, Mansfield, Pennsylvania.

The purchase includes the assumption of approximately $18 million in deposits, the transfer of the branch’s fixed assets and premises, and approximately $300,000 of commercial and consumer loans.  The completion of the transaction is expected in the fourth quarter, subject to regulatory approval.

Elmira Savings Bank President and Chief Executive Officer, Michael P. Hosey, said, “We are pleased to be selling this branch to First Citizens National Bank, a highly respected financial services organization that offers products and a high level of service to meet the financial needs of the customers of this branch.”

“We are excited by the opportunity to provide our financial services to the customers of Elmira Savings Bank,” stated Randall E. Black, Chief Executive Officer and President.  “We welcome the customers and employees of Elmira Savings Bank to the First Citizens family and look forward to continuing to provide outstanding customer service to these customers.”

First Citizens National Bank, headquartered in Mansfield, PA, has offices in Blossburg, Ulysses, Genesee, Sayre, Wellsboro, Troy, Canton, Gillett, Millerton, LeRaysville, Towanda, and Wellsville, NY, as well as two in-store offices located in the Mansfield Wal-Mart and Wellsboro Weis Market.  First Citizens National Bank, a nationally chartered bank with $617.8 million in total assets, offers a full line of banking and investment services.

Elmira Savings Bank, FSB with $466.5 million in total assets, is insured by the Federal Deposit Insurance Corporation (FDIC) and is a federally chartered bank with five offices in Chemung County, NY; three offices and a loan center in Tompkins County, NY; one office in Steuben County, NY; one office in Cayuga County, NY; and one office in Tioga County, PA.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve the risks and uncertainties, including the timely availability and acceptance of Bank products, the impact of competitive products and pricing, the management of growth, and other risks detailed from time to time in regulatory reports.

For additional information contact:

Michael P. Hosey
CEO & President
Elmira Savings Bank, FSB
333 East Water St
Elmira, NY 14901
607-737-8809

Randall E. Black
CEO & President
First Citizens National Bank
15 South Main Street
Mansfield, PA 16933
800-326-9486